Exhibit 10.13

June 23, 2023

Rosecliff Acquisition Corp I
767 5th Avenue 34th Floor

New York, New York 10153

Ladies and Gentlemen:

This letter agreement (this “Agreement”) references the Underwriting Agreement, dated February 11, 2021 (the “Underwriting Agreement”), between Rosecliff Acquisition Corp I (the “Company”), and BTIG, LLC (“BTIG”, as Representative for the other underwriters named on Schedule A to the Underwriting Agreement). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Underwriting Agreement.

The Company has entered into a Business Combination Agreement (the “Business Combination Agreement”), dated April 11, 2023, by and among the Company, Spectral MD Holdings, Ltd. (collectively with its subsidiaries and affiliates, “Spectral”), Ghost Merger Sub I Inc. and Ghost Merger Sub II LLC, relating to a business combination between the parties thereto (such business combination, the “Spectral Business Combination”). In contemplation of the Spectral Business Combination, the Company and the Representative hereby agree to amend the Underwriting Agreement as follows, effective and conditioned upon the consummation of the Spectral Business Combination:

1. Section 1.3 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

“1.3 Deferred Underwriting Commission. The Representative agrees that an aggregate amount equal to Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Deferred Underwriting Commission”) will be deposited and held in the Trust Account and payable directly from the Trust Account, without accrued interest, to the Representative for its own account upon consummation of the Company’s initial Business Combination. In the event that the Company is unable to consummate a Business Combination and CST&T, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative agrees that: (i) the Representative shall forfeit any rights or claims to the Deferred Underwriting Commission, including any accrued interest thereon; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Stockholders.”

2. Section 3.15 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

“3.15 Payment of Deferred Underwriting Commission on Business Combination. Upon the consummation of the Company’s initial Business Combination, the Company agrees that it will cause the Trustee to pay the Deferred Underwriting Commission directly from the Trust Account to the Representative, in accordance with Section 1.3. The Representative shall have no claim to payment of any interest earned on the portion of the proceeds held in the Trust Account representing the Deferred Underwriting Commission.”

The Company and the Representative agree that any reference in the Underwriting Agreement to the amount owed for the Deferred Underwriting Commission that is inconsistent with the provisions of Section 1.3, as amended by this Agreement, shall be deemed amended, effective and conditioned upon the consummation of the Spectral Business Combination, to be consistent with the provisions of Section 1.3, as amended by this Agreement.

Reference is hereby made to that certain letter agreement between BTIG and Rosecliff Venture Management, LLC, entered into in October 2020 in connection with the initial public offering of the Company (the “2020 Engagement Letter”). The Company and the Representative hereby agree that, in connection with the Spectral Business Combination, notwithstanding the last sentence of Section 2 of the 2020 Engagement Letter or any other agreement between the parties to the contrary, One Hundred Percent (100%) of the Deferred Underwriting Commission shall be paid to the Representative (on behalf of the Underwriters).

Except as modified by this Agreement, the Underwriting Agreement shall otherwise remain in full force and effect.

The Company agrees that neither this Agreement nor the terms of this Agreement may be disclosed to any third party (other than Spectral), their respective legal advisors, auditors and accountants and the Company’s legal advisors, auditors and accountants, each of which the Company shall cause to keep this Agreement and/or the terms of this Agreement confidential in accordance with the terms of this Agreement) or circulated or referred to publicly without the prior written consent of the Representative. Notwithstanding the foregoing, the Company and Spectral shall be permitted to disclose this Agreement and/or the terms of this Agreement as required by applicable law or regulation, including in response to a request or comment from the Securities and Exchange Commission (the “SEC”), and including in connection with the Company’s financial statements and pro forma financial statements required to be filed with the SEC; provided, however, that prior to any such disclosure, the Company shall provide such filing to the Representative as soon as practicable but in no event later than three (3) business days in advance of such filing (other than in the case of a Form 8-K filing, in which case, the Company shall provide such filing to the Representative as soon as practicable but in no event later than one (1) business day in advance of such filing) to review such disclosure and shall accept the Representative’s reasonable comments thereto.

This Agreement supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

For the avoidance of doubt, the amendments to the Underwriting Agreement contained in this Agreement shall apply only in connection with the Spectral Business Combination and shall not apply in connection with any business combination that may be contemplated or consummated between the Company and any party other than Spectral. This Agreement shall terminate upon the earlier of (i) the mutual agreement of the Company and BTIG and (ii) the termination of the Business Combination Agreement without the consummation of the closing of the Spectral Business Combination. The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Except as expressly provided in this Agreement, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Agreement (or as the Underwriting Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).

Section 10 of the Underwriting Agreement is hereby incorporated into this Agreement. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound hereby.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Sincerely,

BTIG, LLC
By:	/s/ Andrew Maller
Name:	Andrew Maller
Title:	Director

Agreed and Accepted:

Rosecliff Acquisition Corp I
By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

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